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                                                                       Exhibit 3

                             DISTRIBUTION AGREEMENT

         DISTRIBUTION AGREEMENT, dated as of March 20, 1995, by and between AutoFinance Group, Inc., a California corporation ("AFG" or the "Company"), Patlex Corporation, a Pennsylvania corporation and a wholly owned subsidiary of the Company ("Patlex"), and KeyCorp, an Ohio corporation.

         WHEREAS, the Company intends to cause the distribution (the "Distribution") of 95.01% of the outstanding shares of common stock, par value $.10 per share, of Patlex ("Patlex Common Stock") to the holders of the common stock, no stated par value, of the Company (the "AFG Common Stock") on the Record Date (as hereafter defined) in a distribution that is intended to be tax-free to the Company's shareholders and the Company pursuant to Sections 355(a) and 355(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), respectively;

         WHEREAS, the Company intends to retain the 4.99% of the outstanding Patlex Common Stock not distributed in the Distribution;

         WHEREAS, the Company and Patlex have determined that it is desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to or following the Distribution; and

         WHEREAS, the Company has entered into an Agreement of Merger, dated as of the date hereof (the "Merger Agreement"), with KeyCorp providing for the merger (the "Merger") of the Company with and into KeyCorp Finance Inc., an Ohio corporation and wholly owned subsidiary of KeyCorp ("KeySub"), immediately following the Distribution;

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 General. As used in this Agreement, the following terms shall have the following


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meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined);

         "AFG Common Stock" shall have the meaning set forth in the introductory section of this Agreement.

         "AFG Consolidated Income Taxes" means the federal income tax, any state franchise tax, and any state income tax of AFG, Patlex, their subsidiaries, affiliates, or any consolidated or combined group of which they were a part, together with any interest and any penalty, addition to tax, or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

         "AFG Employee Benefit Plan" means any agreement, plan, or arrangement for employee benefits, including any bonus, deferred compensation, severance, disability, salary continuation, death benefit, vacation, stock purchase or stock option, hospitalization or other medical, life, or other insurance, supplemental unemployment benefit, profit-sharing, pension, or retirement plan or arrangement maintained or contributed to by the Company, including any specified fringe benefit plan within the meaning of Section 6039D(d)(1) of the Code and any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

         "AFG Group" means the affiliated group of corporations, within the meaning of Section 1504(a) of the Code, of which the Company is the common parent and any member of such group.

         "AFG Option Plans" means the AFG 1991 Stock Option Plan and the AFG 1989 Stock Option Plan.

         "AFG Subsidiary" and, collectively, "AFG Subsidiaries" means all of AFG's subsidiaries.

         "AFG Trade Names" shall have the meaning set forth in Section 3.4.

         "Agent" means Society National Bank or such other person as AFG may select to act as its agent for purposes of distributing shares of Patlex Common Stock pursuant to the Distribution and any successor.

         "Closing Date" means the date on which the Merger is consummated.

         "Code" shall have the meaning set forth in the introductory section of this Agreement.

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         "Company Liabilities" means all of the Liabilities of AFG and the AFG
Subsidiaries (other than the Patlex Liabilities), whether arising before, on or after the Distribution Date.

         "CS First Boston Fee" means the fee payable to CS First Boston Corporation under the engagement letter, dated March 2, 1995, from CS First Boston Corporation to Mr. Frank Borman, Chairman of the Board of AFG, in connection with the Merger and the Distribution.

         "Distribution" shall have the meaning set forth in the introductory section of this Agreement.

         "Distribution Date" means the date on which the Distribution is consummated, which shall be the same date as the Closing Date.

         "Distribution Expenses" means all expenses associated with the Distribution, including the fees and expenses of the Agent and the fees and expenses (including attorneys' fees) for the preparation and mailing of the Spinoff Statement and for the printing of any document other than the Spinoff Statement (including appendices); it does not, however, include (a) the CS First Boston Fee or (b) any Liabilities resulting from the failure of the Spinoff Statement to comply as to form with the provisions of applicable law or from any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "KeySub" shall have the meaning set forth in the introductory section of this Agreement.

         "Information" shall have the meaning set forth in Section 6.3 hereof.

         "Liabilities" means any and all claims, debts, liabilities and obligations, whether absolute, accrued, contingent, reflected on a balance sheet (or in the notes thereto) or otherwise, whenever arising, including all costs and expenses relating thereto, and including those claims, debts, liabilities and obligations arising under this Agreement, any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

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         "Merger" shall have the meaning set forth in the introductory section of this Agreement.

         "Merger Agreement" shall have the meaning set forth in the introductory section of this Agreement.

         "Nasdaq National Market" means the National Association of Securities Dealers, Inc. Automated Quotations National Market System.

         "Non-Plan Options" means options to purchase 25,000 shares of AFG Common Stock granted outside the AFG Option Plans and the Patlex Option Plan.

         "Other Subsidiaries" means the AFG Subsidiaries other than Patlex and Patlex/Delaware.

         "Other Tax Costs" shall have the meaning set forth in Section 3.7(a).

         "Patlex Common Stock" shall have the meaning set forth in the introductory section of this Agreement.

         "Patlex/Delaware" means Patlex of Delaware, Inc., a Delaware corporation and wholly owned subsidiary of Patlex.

         "Patlex Employee Benefit Plan" means any agreement, plan, or arrangement for employee benefits, including any bonus, deferred compensation, severance, disability, salary continuation, death benefit, vacation, stock purchase or stock option, hospitalization or other medical, life, or other insurance, supplemental unemployment benefit, profit-sharing, pension, or retirement plan or arrangement maintained or contributed to by Patlex or Patlex/Delaware, including any specified fringe benefit plan within the meaning of Section 6039D(d)(1) of the Code and any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

         "Patlex Income Taxes" means the federal income tax, any state franchise tax, and any state income tax of Patlex, its subsidiaries, or any consolidated or combined group of which they are a part, together with any interest and any penalty, addition to tax, or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

         "Patlex Liabilities" means all of the Liabilities of Patlex and Patlex/Delaware, whether arising before, on or after the Distribution Date.

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         "Patlex Option Plan" means the Patlex Stock Option Plan assumed by AFG.

         "Patlex Tax Returns" means any Tax Returns of Patlex.

         "Record Date" means the date determined by the Board of Directors of the Company as the record date for the Distribution.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Spinoff Registration Statement" means the registration statement on Form S-1 or Form 10 to be filed by Patlex with the SEC for the purpose of registering the Patlex Common Stock to be distributed to holders of AFG Common Stock in connection with the Distribution pursuant to the Securities Act or the Exchange Act, as applicable.

         "Spinoff Statement" means the prospectus or information statement to be sent to the holders of the Company's equity securities in connection with the Distribution.

         "Surviving Corporation" means KeySub as the surviving corporation in the Merger.

         "Tax" (including with correlative meaning, the terms "Taxes" and "Taxable") means any income, gross receipts, ad valorem, premium, excise, value-added, sales, use, transfer, franchise, license, severance, stamp, occupation, service, lease, withholding, employment, payroll, premium, property or windfall profits tax, alternative or add-on-minimum tax, or other tax, together with any interest and any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

         "Tax Return" means any return, report, statement, information statement and the like required to be filed with any authority with respect to Taxes.

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                                   ARTICLE II

                                THE DISTRIBUTION

         Section 2.1 Cooperation Prior to the Distribution. As promptly as practicable after the date hereof and prior to the Distribution Date:

         (a) The Company and Patlex shall prepare the Spinoff Statement, file it with the SEC, respond to comments of the staff of the SEC, clear the Spinoff Statement with the staff of the SEC and thereafter mail (at the time of mailing of the proxy statement/prospectus relating to the Merger in accordance with the terms of the Merger Agreement) the Spinoff Statement to all holders of record (as of the applicable record date) of the AFG Common Stock. The Company and Patlex shall cooperate with each other in the preparation of the Spinoff Statement. AFG and Patlex shall prepare, and Patlex shall file with the SEC, the Spinoff Registration Statement as soon as is reasonably practicable following receipt of final comments from the staff of the SEC on the Spinoff Statement (or advice that the staff will not review such filing). The Company and Patlex shall use all reasonable efforts to have the Spinoff Registration Statement declared effective as promptly as practicable by the SEC under the Exchange Act or, if the Company reasonably determines that the Distribution may not be effected without registering the Patlex Common Stock pursuant to the Securities Act, under the Securities Act, and to maintain the effectiveness of such Spinoff Registration Statement.

         (b) The Company and Patlex shall take any action required to be taken under state "Blue Sky" or securities laws in connection with the issuance of the Patlex Common Stock pursuant to the Distribution.

         (c) The Company and Patlex shall prepare, and Patlex shall file and seek to make effective, an application to permit listing of the Patlex Common Stock on the Nasdaq National Market or any other quotation system of the National Association of Securities Dealers, Inc., as selected by Patlex in its sole discretion.

         (d) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Company and Patlex shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain the consents and

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approvals, to enter into any amendatory agreements and to make the filings and applications necessary or desirable to have been obtained, entered into or made in order to consummate the transactions contemplated by this Agreement.

         Section 2.2 The Distribution. (a) The Company and Patlex have the requisite corporate power to execute and deliver this Agreement and to carry out their obligations hereunder. The execution, delivery, and performance of this Agreement by the Company and Patlex and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of the Company and by the Board of Directors of Patlex, and no other corporate action is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement is a valid and binding agreement of the Company and Patlex enforceable against them in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditor's rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

         (b) The Company's Board of Directors (or any duly appointed committee thereof) shall in its sole discretion (but consistent with the provisions of the Merger Agreement) establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution (subject in each case to the provisions of applicable law).

         (c) On the Distribution Date or as soon thereafter as practicable, subject to the conditions set forth in this Agreement, the Company shall deliver to the Agent one or more share certificates representing the 95.01% of the outstanding shares of Patlex Common Stock to be distributed in the Distribution and shall instruct the Agent to distribute, on the Distribution Date, one share of Patlex Common Stock for each eight shares of AFG Common Stock held by holders of record of AFG Common Stock on the Record Date. The balance of the outstanding Patlex Common Stock shall be retained by the Company and not distributed in the Distribution so that, immediately following the Distribution and the payment of cash in lieu of fractional shares, the holders of record of AFG Common Stock on the Record Date shall be the record and beneficial owners of 95.01% of the outstanding shares of Patlex Common Stock, and the Surviving Corporation shall be the record and beneficial owner of 4.99% of the outstanding shares of Patlex Common Stock. Patlex agrees to provide all share

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certificates that the Agent shall require in order to effect the Distribution.
All shares of Patlex Common Stock issued in the Distribution, and all shares of Patlex Common Stock retained by AFG, shall be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. In the event cash is paid in lieu of fractional shares in the Distribution, Patlex represents and warrants to KeyCorp and the Surviving Corporation that the cash issued for the fractional shares shall not exceed 1% of the total value of Patlex.

         (d) Neither the Company nor the Surviving Corporation shall sell or otherwise dispose any of the share of Patlex Common Stock being retained except in a transaction registered or exempt from registration under the Securities Act.

         (e) Upon written request by the Surviving Corporation or KeyCorp at any time and from time to time within the period beginning with the first anniversary of the Distribution Date and ending with the fifth anniversary of the Distribution Date, Patlex shall as expeditiously as possible prepare and file one registration under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all of the shares of Patlex Common Stock retained by the Company in accordance with the method of sale or other disposition specified by the Surviving Corporation, including, if applicable, a "shelf" registration statement pursuant to Rule 415 under the Securities Act or any successor rule of similar effect, and Patlex shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. The Surviving Corporation and KeyCorp shall use reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to use reasonable efforts to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that no purchaser or transferee shall purchase or acquire from the Surviving Corporation and/or the underwriters more than 2% of the Patlex Common Stock outstanding upon consummation of the sale or disposition. Patlex shall use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for such period (not in excess of 90 days in the case of a filing on a form other than Form S-3, or 180 days in the case of a filing on Form S-3, from the day such registration statement first becomes effective) as may be reasonably necessary to effect such sale or other disposition. The obligations of Patlex hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods

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of time not exceeding 60 days in the aggregate during any consecutive 12-month period if Patlex's Board of Directors determines that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that Patlex has a bona fide business purpose for preserving as confidential. Any registration statement prepared and filed under this Section 2.2(e), and any sale covered thereby, shall be at Patlex's expense, except for underwriting discounts or commissions, brokers' fees, and the fees and disbursements of counsel of the Surviving Corporation and KeyCorp related thereto. The Surviving Corporation and KeyCorp shall provide all information reasonably requested by Patlex for inclusion in any registration statement to be filed hereunder. If, during the time referred to in the first sentence of this Section 2.2(e), Patlex effects a registration under the Securities Act of any Patlex Common Stock for its own account or for the account of any shareholder of Patlex (other than a registration on Form S-4, Form S-8 or any successor form), Patlex shall afford the Surviving Corporation the right to participate in such registration, and such participation shall not affect the obligation of Patlex to effect one registration statement for the Surviving Corporation under this Section 2.2(e); provided, however, that, if the managing underwriters of such offering advise Patlex in writing that, in their opinion the offering would be adversely affected by the number of shares of Patlex Common Stock requested to be included in such registration statement, then Patlex may exclude the shares requested to be included in the offering by the Surviving Corporation; and provided, further, if Patlex shall determine for any reason not to register the shares of the other shareholder giving rise to such registration statement, then Patlex shall be relieved of its obligation to include the shares of Patlex Common Stock requested to be registered by the Surviving Corporation. In connection with any registration pursuant to this Section 2.2(e), Patlex, the Surviving Corporation and KeyCorp shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. Patlex shall not be required to effect any registration under this Section 2.2(e) incidental to the registration of Patlex Common Stock in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option and other executive or employee benefit or compensation plans.

         Section 2.3 Company Approval of Certain Patlex Actions. Unless otherwise provided in this Agreement, the Company shall cooperate with Patlex in effecting, and if so requested by Patlex the Company shall, as the sole stockholder of Patlex, ratify any actions that

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are reasonably necessary or desirable to be taken by Patlex to effectuate, the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including the following: (a) the preparation and approval of the Certificate of Incorporation and By-laws of Patlex to be in effect at the Distribution Date; (b) the election or appointment of directors and officers of Patlex to serve in such capacities following the Distribution Date; (c) the adoption, preparation and implementation of appropriate plans, agreements and arrangements for Patlex employees and Patlex non-employee directors; and (d) the registration under applicable securities laws of any securities of Patlex issued or distributed pursuant to Section 2.2 hereof.

         Section 2.4 Conditions Precedent to the Distribution. In no event shall the Distribution occur unless the following conditions shall, unless waived by AFG and KeyCorp, have been satisfied:

         (a) all necessary regulatory approvals shall have been received;

         (b) the Spinoff Registration Statement shall have become effective under the Securities Act or Exchange Act;

         (c) Patlex's Board of Directors, as named in the Spinoff Registration Statement, shall have been elected by AFG, as sole stockholder of Patlex, and the Patlex Certificate of Incorporation and Patlex By-laws shall be in effect;

         (d) AFG and AFG's Board of Directors shall have received an opinion (at least as strong as the most stringent standard set forth in Treasury Regulation Section 1.6662-4(d)(2)) of Morgan, Lewis & Bockius satisfactory to it that the Distribution will constitute a distribution within the meaning of Section 355(a) of the Code, and no gain or loss will be recognized by AFG on the Distribution pursuant to Section 355(e)(1) of the Code. In rendering such opinion, such counsel may rely on such assumptions as are reasonably determined by such counsel to be necessary and on a reasonable assessment of existing authorities.

         Section 2.5 CS First Boston Fee; Distribution Expenses; Distribution Liabilities. AFG shall pay the portion of the CS First Boston Fee that is attributable to the Distribution. AFG shall also pay the

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first $50,000 of the Distribution Expenses, and Patlex shall pay all
Distribution Expenses in excess of $50,000. Patlex shall be responsible for, and shall indemnify and hold AFG, the Surviving Corporation, KeyCorp and their respective directors and officers against, any Liabilities resulting from the failure of the Spinoff Registration Statement or the Spinoff Statement to comply as to form with the provisions of applicable law or from any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE III

                              INTERCOMPANY MATTERS

         Section 3.1 Settlement of Intercompany Accounts. All intercompany receivables, payables, loans, cash overdrafts and other accounts in existence as of the Closing Date between AFG and the Other Subsidiaries, on the one hand, and Patlex and Patlex/Delaware on the other hand, including amounts owed by Patlex and Patlex/Delaware for Taxes, shall be settled in full by payment of the net balance on or prior to the Closing Date. Following the date hereof, all such intercompany transactions shall be conducted in a manner consistent with past practice.

         Section 3.2 Settlement for Cash Collections and Disbursements. For each calendar month commencing with the month in which the Closing Date occurs and continuing until determined by the parties no longer to be necessary, Patlex and the Company shall cause all cash collections and cash disbursements received by Patlex and Patlex/Delaware for the benefit of the Company and the Other Subsidiaries or by the Company and the Other Subsidiaries for the benefit of Patlex and Patlex/Delaware during the relevant month to be remitted to the party entitled to the benefit thereof as promptly as possible after the receipt thereof.

         Section 3.3 Capital Contributions; Dividends. From the date of this Agreement through the Distribution Date, AFG shall not make any capital contributions to Patlex, whether through the payment of cash, the forgiveness of indebtedness or otherwise, and shall not purchase any shares of Patlex Common Stock, other equity securities of Patlex or rights convertible into Patlex Common Stock or other equity securities. From the date of this Agreement through the Distribution Date, Patlex is not required to declare or pay any dividend or make any other distribution (whether in cash, stock or

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property or any combination thereof) on any shares of Patlex Common Stock or other equity securities.

         Section 3.4 AFG Name. After the Distribution Date, neither Patlex nor Patlex/Delaware shall use the name "AutoFinance Group" or any similar trademarks (collectively, the "AFG Trade names") or any trade name or trademark likely to cause confusion with the AFG Trade names.

         Section 3.5 AFG Stock Options. (a) If any of the options to purchase AFG Common Stock granted under the AFG Option Plans that are outstanding on the Distribution Date and assumed by KeyCorp pursuant to Section 1.8(a) of the Merger Agreement shall, after the Distribution Date, be exercised in accordance with their terms then upon notice of such exercise from KeyCorp, Patlex agrees to deliver or cause to be delivered to the holders of such options one or more share certificates representing one share of Patlex Common Stock for every eight shares of AFG Common Stock issuable pursuant to the exercise of such options, assuming for purposes of this Section 3.5(a) that the exercise date was the Distribution Date.

         (b) Patlex agrees to deliver at the Effective Time to the holders of options granted under the Patlex Option Plan and Non-Plan Options whose options are converted into the right to receive cash pursuant to Section 1.8(b) of the Merger Agreement one or more share certificates representing one share of Patlex Common Stock for every eight shares of AFG Common Stock issuable pursuant to the exercise of such options.

         Section 3.6 Issuance of Patlex Stock to AFG. Patlex agrees that prior to the Distribution Date it will issue to AFG and deliver to the Agent the number of shares of Patlex Common Stock as may be required in order for Patlex, AFG and the Agent to fulfill their respective obligations pursuant to Section
2.2 thereof.

         Section 3.7 Tax Matters.

                          (a)  Patlex Indemnification Obligations.

                          (i) Patlex Income Taxes. Patlex shall be liable for, shall pay, and shall indemnify and hold KeyCorp, the Surviving Corporation, and their subsidiaries harmless against all Patlex Income Taxes attributable to any taxable period ending on or before the Closing Date, and for its portion of Patlex Income Taxes for any taxable periods commencing before and ending after the

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         Closing Date, and any and all liabilities, losses, damages, costs and expenses (including court costs and reasonable professional fees incurred in the investigation, defense, or settlement of any claims covered by this indemnity) ("Other Tax Costs") attributable to any such Patlex Income Taxes. For this purpose, any taxable period for Patlex Income Taxes that includes but does not end on the Closing Date shall be treated as ending on the Closing Date, and the income attributable to the period before and including the Closing Date shall be determined based on the permanent books and records maintained for federal income tax purposes.

                          (ii) Distribution Taxes. In the event that the Distribution is ultimately determined to be a taxable distribution
         (A) by the Internal Revenue Service, any state taxing authority or court or pursuant to a settlement of a disputed tax deficiency, regardless of when the Closing Date occurs, or (B) by KeyCorp if the Closing date occurs on or prior to August 24, 1995 or the closing condition in Section 6.2(j) of the Merger Agreement is not satisfied, liability for the payment of any taxes, interest or penalties imposed on the recipients of the Distribution, AFG, the Surviving Corporation and KeyCorp shall be treated as provided in Sections 1.9(a) and 5.12 of the Merger Agreement, which are incorporated herein by reference and agreed to by the parties.

                          (iii) Refunds and Credits of AFG Consolidated Income Taxes; Waiver of NOL Carrybacks. Except to the extent provided in the next sentence, AFG and the Surviving Corporation shall be entitled to any credits or refunds of AFG Consolidated Income Taxes payable with respect to any taxable period ending on or before the Closing Date. Patlex shall be entitled to any credits or refunds of Patlex Income Taxes payable with respect to any taxable period ending on or before the Closing Date, provided, however, Patlex waives the right and agrees not to carryback, or cause any of its subsidiaries or affiliates to carryback, any net operating loss to any period of Patlex prior to the Closing Date or any of its tax affiliates prior to the Closing Date and agrees not to file any claims for any refunds with respect to any such periods prior to

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         the Closing Date for federal or state Taxes with respect to any such net operating losses.

                          (iv) Control of Tax Proceedings.

                          (A) The Surviving Corporation shall be designated as
                 the agent for the AFG Group pursuant to Section 1.1502-77(d) of the Treasury Regulations and any similar provisions of state income or franchise tax laws, and the Surviving Corporation shall be the sole authority to deal with any matters relating to AFG Consolidated Income Taxes, including but not limited to the filing of amended returns and claims for refund.

                          (B) Whenever any taxing authority asserts a claim,
                 makes an assessment, or otherwise disputes the amount of AFG Consolidated Income Taxes or Corporate Spinoff Taxes (as defined in the Merger Agreement) as provided in Section 3.7(a)(ii) hereof and Sections 1.9(a) and 5.12 of the Merger Agreement for which Patlex is or may be liable in whole or in part, under this Agreement, the Surviving Corporation or KeyCorp shall promptly inform Patlex. KeyCorp shall have the right to control any resulting proceedings, but Patlex may participate in the proceedings. Neither KeyCorp nor the Surviving Corporation shall settle any such claim, assessment or dispute without Patlex's consent, which consent shall not be unreasonably withheld, except that KeyCorp may settle such claim, assessment or dispute without Patlex's consent if Patlex is not required to make any payment and has no liability with respect to the settlement. The notification and indemnification procedures in Sections 4.3 and 4.4 of this Agreement shall apply to this Section 3.7 to the extent that they are not inconsistent herewith.

                          (b) Other Taxes. Except as otherwise provided in this
Section 3.7, all Taxes shall be the responsibility of the taxpayer on which they are imposed, and any refunds and credits of Taxes shall be for the account of the taxpayer responsible for such Taxes.

                          (c)  Tax Returns.

                          (i) The Surviving Corporation shall be responsible for the preparation and filing of all Tax Returns of AFG with respect to AFG Consolidated Income Taxes for all taxable periods that end on or before the Closing Date, including

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         Tax Returns of the AFG Group for such periods that are due after the
         Closing Date, and of all Tax Returns of AFG required to be filed on or before the Closing Date. The Surviving Corporation shall be responsible for the contents of such Tax Returns and the payment of all Taxes shown to be due thereon. Patlex shall be responsible for the preparation and filing of all separate Patlex Tax Returns for all taxable periods that end prior to, on, or after the Closing Date. Patlex shall be responsible for the contents of such Patlex Tax Returns and the payment of all Taxes shown to be due thereon.

                          (ii) KeyCorp shall be responsible for the preparation and filing of all Surviving Corporation Tax Returns required to be filed after the Closing Date.

                          (d)  Cooperation.  KeyCorp, the Surviving
Corporation, and Patlex shall cooperate with each other in a timely manner in the preparation and filing of any Tax Returns, payment of any Taxes in accordance with this Agreement, and the conduct of any audit or other proceeding. Each party shall execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Section 3.7. Each party agrees to notify the other party of any audit adjustments that do not result in tax liability but can reasonably be expected to affect Tax Returns of the other party.

                          (e)  Retention of Records.  The Surviving Corporation
and Patlex shall (i) retain records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns or the audit of such returns, and (ii) give to the other reasonable access to such records, documents, accounting data, and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such returns to the extent relevant to an obligation or liability of a party under this Agreement or under applicable law.

                          (f)  Payments; Disputes.  Except as otherwise
provided in this Section 3.7, any amounts owed by Patlex to the Surviving Corporation or KeyCorp under this Section 3.7 shall be paid within ten days of notice from the Surviving Corporation or KeyCorp; provided that, if the Surviving Corporation or KeyCorp has not paid such amounts and such amounts are being contested before the appropriate governmental authorities in good faith, Patlex shall not be required to make payment until it is determined finally by an appropriate governmental authority that payment is due. If KeyCorp and Patlex cannot agree on any calculation of any liabilities under this Section 3.7, such calculation shall be made by any independent public accounting firm acceptable to both such parties. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculation shall be borne equally by the disputing parties.

                          (g) Termination of Liabilities. Notwithstanding any
other provision in this Agreement, the liabilities of Patlex for any Tax under this Section 3.7 shall apply only to Taxes assessed before the expiration of the applicable statute of limitations for such Tax.

                          (h) Termination of Tax Sharing Agreement. Except as
specifically provided in this Section 3.7, any tax sharing agreement or policy of the AFG Group shall be terminated at the Effective Time, and neither AFG, the Surviving Corporation, nor KeyCorp shall have any obligation under such agreement or policy after the Effective Time.

                          Section 3.8. Employee Benefit Plans. Patlex and
Patlex/Delaware shall cease to be participating employers under any AFG Employee Benefit Plan from and after the Distribution Date. KeyCorp and the Surviving Corporation shall indemnify Patlex against any losses, claims, damages, or liabilities, joint or several, arising out of, or in connection with, any AFG Employee Benefit Plan or arising out of the claim of any employee or former employee of Patlex or Patlex/Delaware with respect to participation in or benefits under any AFG Employee Benefit Plan for any period of time before the Distribution Date. Patlex shall indemnify KeyCorp and the Surviving Corporation against any losses, claims, damages, or liabilities, joint or several, arising out of, or in connection with, any Patlex Employee Benefit Plan or arising out of the claim of any employee or former employee of Patlex or Patlex/Delaware with respect to participation in or benefits under any Patlex Employee Benefit Plan for any period of time after the Distribution Date.

                                  ARTICLE IV

                               INDEMNIFICATION

                          Section 4.1 Indemnification by KeyCorp and the
Surviving Corporation. KeyCorp and the Surviving Corporation shall indemnify, defend and hold harmless Patlex and Patlex/Delaware and each of their respective past and present officers and directors against any losses, claims, damages or liabilities, joint or several, arising out of or in connection with the Company Liabilities or the operations of the Company and the Other Subsidiaries, and the Company shall reimburse Patlex and Patlex/Delaware, and each such officer and director for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action.

                          Section 4.2 Indemnification by Patlex. Patlex shall
indemnify, defend and hold harmless the Company, each of the Other Subsidiaries, KeyCorp and the Surviving Corporation and each of their respective past and present officers and directors against any losses, claims, damages or liabilities, joint or several, arising out of or in connection with the Patlex Liabilities or the operations of Patlex or Patlex/Delaware, and Patlex shall reimburse the Company, each such Other Subsidiary and each such officer and director for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action.

                          Section 4.3 Notification of Claims. For the purpose of
this Article IV, the term "Indemnifying Party" shall mean the party having an obligation hereunder to indemnify the other party pursuant to this Article IV, and the term "Indemnified Party" shall mean the party having the right to be indemnified pursuant to this Article IV. Whenever any claim shall arise for indemnification under this Article IV, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless such failure materially prejudices the Indemnifying Party.

                          Section 4.4 Indemnification Procedures. (a) After the
notice required by Section 4.3, if the Indemnifying Party undertakes to defend any such claim, then the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense, upon written notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification hereunder. The Indemnifying Party shall not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that the Indemnifying Party may settle a claim without the Indemnified Party's consent if such settlement (i) makes no admission or acknowledgment of liability or culpability with respect to the Indemnified Party, (ii) includes a complete release of the Indemnified Party and
(iii) does not require the Indemnified Party to make any payment or forego or take any action. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified Party's name of appropriate cross claims and counter-claims. The Indemnified Party may, at its own cost, participate in any investigation, trial and defense of such lawsuit or action controlled by the Indemnifying Party and any appeal arising therefrom.

                          (b) If, after receipt of a claim notice pursuant to
Section 4.3, the Indemnifying Party does not undertake to defend any such claim the Indemnified Party may, but shall have no obligation to, contest any lawsuit or action with respect to such claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party (including, without limitation, the settlement thereof without the consent of the Indemnifying Party). If there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, to assume the defense of the lawsuit or action; provided, however, that the Indemnified Party may not settle such lawsuit or action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

                          (c) At any time after the commencement of defense of
any lawsuit or action, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of such claim, whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and so notifies the Indemnifying Party in writing within 15 days of such request from the Indemnifying Party. If the Indemnified Party determines that the contest should be continued, the Indemnifying Party shall be liable hereunder only to the extent of the lesser of (i) the amount which the other party(ies) to the contested claim had agreed to accept in payment or compromise as of the time the Indemnifying Party made its request therefor to the Indemnified Party or (ii) such amount for which the Indemnifying Party may be liable with respect to such claim by reason of the provisions hereof.

                                    ARTICLE V

                             CERTAIN PATLEX MATTERS

                          Section 5.1 The Patlex Board. Patlex and the Company
shall take all actions which may be required to elect or otherwise appoint, on or prior to the Distribution Date, those individuals that the Board of Directors of the Company may designate as directors of Patlex.

                          Section 5.2  Officers and Employees.  The executive
officers of Patlex as of the date hereof shall be the executive officers of Patlex on the Closing Date. The employees of Patlex who are employed by Patlex immediately prior to the Closing Date shall remain as employees of Patlex in the same capacities.

                                   ARTICLE VI

                              ACCESS TO INFORMATION

                          Section 6.1 Provision of the Corporate Records. On the
Closing Date, the Company shall deliver to Patlex all corporate books and records which are corporate records of Patlex or its subsidiaries, including, without limitation, original corporate minute books, stock ledgers and certificates and corporate seals.

                          Section 6.2 Production of Witnesses. From and after
the Closing Date, each party shall use reasonable efforts to make available to the other party, upon written request, its officers, directors, employees and agents as witnesses to the extent that any such person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

                          Section 6.3 Confidentiality. Each party shall hold,
and shall cause its officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the other party furnished it by such other party or its representatives or otherwise in its possession (except to the extent that such Information can be shown to have been (a) available to such party on a non-confidential basis prior to its disclosure by the other party, (b) in the public domain through no fault or such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who have a need to know such Information and who agree to be bound by the provisions of this Section 6.3. Each party shall be deemed to have satisfied its obligation to hold confidential Information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar confidential Information.

                                   ARTICLE VII

                        TERMINATION; AMENDMENTS; WAIVERS

                          Section 7.1 Termination. This Agreement may be
terminated and the Distribution abandoned by the Company at any time prior to the date the Distribution is declared by the Board of Directors of the Company, but only with the prior written consent of KeyCorp. This Agreement shall terminate automatically upon any termination of the Merger Agreement. In the event of such termination, no party shall have any liability of any kind to any other party; provided, however, that any such termination shall not relieve any party from liability for any breach of this Agreement.

                                  ARTICLE VIII

                                  OTHER MATTERS

                          Section 8.1 Interpretation. When a reference is made
in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

                          Section 8.2 Amendment. This Agreement may not be
amended except by an instrument in writing signed on behalf of each of the parties hereto.

                          Section 8.3 Counterparts. This Agreement may be
executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

                          Section 8.4 Governing Law. This Agreement shall be
governed by, and interpreted in accordance with, the laws of the State of Ohio.

                          Section 8.5 Notices. Commencing as of the Distribution
Date, all notices, requests, acknowledgements and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

                          (a)     If to the Company:

                                  AutoFinance Group, Inc.
                                  601 Oakmont Lane
                                  Westmont, IL  60559-5549
                                  Telecopy:  (708) 655-0410
                                  Attention:  A. E. Steinhaus, President

                                  Prior to the Distribution Date, with
                                  copies to:

                                  Morgan, Lewis & Bockius
                                  2000 One Logan Square
                                  Philadelphia, PA  19103-6993
                                  Telecopy:  (215) 963-5299
                                  Attention:  Stephen M. Goodman

                                  On or after the Distribution Date, with
                                  copies to:

                                  KeyCorp Legal Department
                                  Society Tower
                                  127 Public Square
                                  Cleveland, OH  44114
                                  Fax No.:  (216) 689-4121
                                  Attention:  Daniel Stolzer, Esq.

                                  and

                                  Thompson, Hine and Flory
                                  1100 National City Bank
                                  629 Euclid Avenue
                                  Cleveland, OH  44114-3070
                                  Telecopy:  (216) 566-5606
                                  Attention:  Thomas C. Stevens

                          (b)     If to KeyCorp or KeySub:

                                  KeyCorp
                                  Society Tower
                                  127 Public Square
                                  Cleveland, OH  44114
                                  Fax No.:  (216) 689-3610
                                  Attention:  Andrew R. Tyson

                                  with copies to:

                                  KeyCorp Legal Department
                                  Society Tower
                                  127 Public Square
                                  Cleveland, OH  44114
                                  Fax No.:  (216) 689-4121
                                  Attention:  Daniel Stolzer, Esq.

                                  and

                                  Thompson, Hine and Flory
                                  1100 National City Bank Building
                                  629 Euclid Avenue
                                  Cleveland, OH  44114
                                  Fax No.:  (216) 566-5583
                                  Attention:  Thomas C. Stevens, Esq.

                                  If to Patlex:

                          (c)     Patlex Corporation
                                  250 Cotorro Court, Suite A
                                  Las Cruces, NM  88005
                                  Telecopy:  (505) 523-8081
                                  Attention:  Frank Borman, President

                                  with copy to:

                                  Morgan, Lewis & Bockius
                                  2000 One Logan Square
                                  Philadelphia, PA  19103-6993
                                  Telecopy:  (215) 963-5299
                                  Attention:  Stephen M. Goodman

                          Section 8.6 Entire Agreement, Etc. This Agreement,
together with the Merger Agreement, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral and written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefits of the parties hereto and their respective successors and assigns, including, in the case of the

Company, KeyCorp. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                          Section 8.7 Assignment. This Agreement may not be
assigned by any party hereto without the written consent of the other party and without the prior written consent of KeyCorp.

                          IN WITNESS WHEREOF, each of the parties has caused
this Distribution Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                       AUTOFINANCE GROUP, INC.

                                       By:  /s/  A. E. Steinhaus
                                          ---------------------------
                                          Name:  A.E.Steinhaus
                                          Title: President and Chief
                                                 Executive Officcer

                                       PATLEX CORPORATION

                                       By:   /s/  Frank Borman
                                          ---------------------------
                                          Name: Frank Borman
                                          Title: Chairman of the Board
                                                 of Directors,
                                                 President and Chief
                                                 Executive Officer

                                       KEYCORP

                                       By:   /s/  Andrew R. Tyson
                                          ---------------------------
                                          Name:  Andrew R. Tyson
                                          Title: Senior Vice President